FOR IMMEDIATE RELEASE
October 4, 2016

CONTACTS:
Catherine Frymark
Catherine_Frymark@discovery.com
+1 (240) 662-2934

Michelle Russo
Michelle_Russo@discovery.com
+442088113592

DISCOVERY COMMUNICATIONS TO NAME GUNNAR WIEDENFELS AS CHIEF FINANCIAL OFFICER

(Silver Spring, Md.) --- Discovery Communications today announced that Gunnar Wiedenfels will be appointed Chief Financial Officer, with the appointment expected to be effective on or about April 1, 2017. Wiedenfels will join the company from ProSiebenSat.1 Media SE, where he is currently Chief Financial Officer. He will succeed Andrew Warren, who previously announced his plans to depart Discovery. Warren has agreed to extend his contract term to ensure a smooth transition of CFO responsibilities.

“As Discovery continues our rapid growth and diversification in new content and digital platforms around the world, Gunnar is the ideal choice to lead our global finance strategy and organization,” said David Zaslav, President and CEO of Discovery Communications, to whom Wiedenfels will report. “Gunnar's international expertise aligns perfectly with our future growth profile, and he brings to Discovery an exceptional reputation in the capital markets, strong industry expertise and a strategic focus to help unlock the value of our investments.  He will be a terrific addition to our management team and I look forward to working with him to continue to drive Discovery’s global business.”

As CFO, Wiedenfels will be responsible for leading the global financial functions and strategies of the company and will direct all accounting, treasury, budgeting, tax and investor relations activities. He will serve as a member of Discovery’s executive team and contribute to the overall strategic direction of the company.

Wiedenfels will join Discovery following seven years in management roles at ProSiebenSat.1 Media SE in Munich, Germany. In his most recent capacity as CFO, he is credited with leading the outperformance of analyst expectations and the European Broadcasting peer group, with approximately 20% valuation premium over relevant peers; 39% total shareholder return in 2015, well above benchmarks; and inclusion of ProSiebenSat.1 into the DAX index of 30 largest listed companies in Germany by market cap, as of March 2016. Since 2012, ProSiebenSat.1 has tripled revenues from its Digital and Adjacent activities to EUR 1bn in the twelve months ending June 2016. Prior to his CFO role, he served as Deputy CFO from 2014 to 2015 and served as Chief Group Controller from 2013 to 2015. Before this, he worked as a management consultant and engagement manager at McKinsey & Company.

Wiedenfels studied Business Informatics in Mannheim, and received his Ph.D. from the RWTH Aachen University, both in Germany. He will be based at Discovery’s office in New York.

Discovery Communications was assisted in the search process by Howard Fischer Associates, International.

About Discovery Communications
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) satisfies curiosity and engages superfans with a portfolio of premium nonfiction, sports and kids programming brands. Reaching 3 billion cumulative viewers across pay-TV and free-to-air platforms in more than 220 countries and territories, Discovery’s portfolio includes the global brands Discovery Channel, TLC, Investigation Discovery, Animal Planet, Science and Turbo/Velocity, as well as OWN: Oprah Winfrey Network in the U.S., Discovery Kids in Latin America, and Eurosport, the leading provider of locally relevant, premium sports content across Europe. Discovery reaches audiences across screens through digital-first programming from Discovery VR, Seeker and SourceFed Studios, as well as over-the-top and TV Everywhere offerings including Eurosport Player, Dplay, Discovery K!ds Play and Discovery GO. For more information, please visit www.discoverycommunications.com.

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